Exhibit 4.8

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAWS.

AMENDED AND RESTATED WARRANT TO PURCHASE STOCK

Company:	LDR HOLDING CORPORATION, a Delaware corporation
Number of Shares:	3,891,177 (as may be adjusted pursuant to Article 2 and Article 3 of this Warrant)
Class of Stock:	Common
Initial Exercise Price:	$0.001 per share
Issue Date:	February 11, 2011
Expiration Date:	February 11, 2018 (Subject to Section 4.2)

WHEREAS, the Company previously issued (a) a Second Amended and Restated Warrant to Purchase Stock exercisable for Common Stock of the Company to ESCALATE CAPITAL I, L.P. (together with its assignees, “Holder”) on January 31, 2007, (b) a Warrant to Purchase Stock exercisable for Common Stock of the Company to Holder on October 13, 2008, and (c) a Warrant to Purchase Stock exercisable for Common Stock of the Company to Holder on November 23, 2009 (the foregoing, collectively, the “Original Warrants”); and

WHEREAS, the Company and Holder have agreed to execute this replacement warrant (the “Warrant”) to replace the Original Warrants and such Original Warrants shall be deemed automatically cancelled and terminated upon the issuance of this Warrant.

THIS WARRANT CERTIFIES THAT, in consideration of the payment of $1.00 and for other good and valuable consideration, Holder is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the Company at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as may be adjusted pursuant to
Article 2 and Article 3 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE.

1.1 Exercise of Warrant. The purchase rights represented by this Warrant are exercisable by Holder in whole or in part, at any time, or from time to time, on or before the Expiration Date set forth above, in the manner set forth in Section 1.2 below.

1.2 Method of Exercise. Holder may exercise this Warrant by delivering this Warrant and a duly executed Notice of Exercise or Exchange in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the exchange right set forth in Section 1.3, Holder shall also deliver to the Company a bank or certified check made payable to the order of the Company for the aggregate Warrant Price for the Shares being purchased.

1.3 Exchange Right. In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time exchange this Warrant, in whole or in part, for a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.4.

1.4 Fair Market Value. For purposes of Section 1.3, fair market value shall be determined at the time of such exchange as follows:

(a) If Holder elects to exchange this Warrant in connection with the Company’s initial public offering and if the Company’s registration statement relating to such offering has been declared effective by the Securities and Exchange Commission (the “SEC”), the fair market value of the Shares shall be the initial price to the public of the Shares (or the Company’s stock into which the Shares are convertible multiplied by the number of shares of the Company stock into which a Share is convertible) specified in the final prospectus with respect to such offering.

(b) If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible multiplied by the number of shares of the Company stock into which a Share is convertible) reported for the business day immediately prior to the date Holder delivers its Notice of Exercise or Exchange to the Company.

(c) In all other cases, the Board of Directors of the Company in its reasonable good faith judgment shall determine the fair market value of the Shares (or the Company’s stock into which the Shares are convertible multiplied by the number of shares of the Company stock into which a Share is convertible) at the close of business on the business day immediately prior to the date Holder delivers its Notice of Exercise or Exchange to the Company. If Holder advises the Board of Directors in writing that Holder disagrees with such determination, then Holder shall promptly select three independent, nationally recognized investment banking firms and the Company shall select one such firm to determine fair market value. If the fair market value as determined by such investment banking firm is greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.

1.5 Delivery of Certificate and New Warrant. Promptly after Holder exercises or exchanges this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or exchanged and has not expired, a new Warrant substantially in the form of, and on the same terms as, this Warrant, representing the Shares not so acquired.

1.6 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an affidavit of loss and indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new Warrant of like tenor.

1.7 Repurchase on Sale, Merger, or Consolidation of the Company.

1.7.1 “Acquisition.” For the purpose of this warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the equity, securities or assets (including intellectual property) of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company’s outstanding voting securities immediately prior to the transaction beneficially own less than 50% of the outstanding voting securities of the Company or the successor or surviving entity, as applicable, immediately after the transaction; provided, that none of the following shall be considered an Acquisition: (A) a merger affected exclusively for the purpose of changing the domicile of the Company or (B) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is canceled or converted or a combination thereof.

1.7.2 Assumption of Warrant. If upon the closing of any Acquisition the successor or surviving entity expressly assumes the obligations of the Company pursuant to this Warrant, then from and after the closing this Warrant shall be exercisable for the same securities, cash and property as would be payable for the Shares issuable upon exercise or exchange of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for or the closing of the Acquisition. The Warrant Price shall be adjusted accordingly. The Company shall use reasonable efforts to cause the successor or surviving entity to assume the obligations of the Company pursuant to this Warrant.

1.7.3 Exercise or Exchange of Warrant. If upon the closing of any Acquisition (other than an Acquisition in which the consideration is solely stock (such, a “Stock-for-Stock Acquisition”)) Holder has not otherwise exercised or exchanged this Warrant in full, then Holder, by written notice to the Company, may elect to (a) deem this Warrant to have been automatically exchanged for Shares pursuant to Section 1.3 and thereafter Holder shall participate in the Acquisition as a holder of Shares (or the Company stock into which the Shares are convertible multiplied by the number of shares of the Company stock into which a share is convertible) on the same terms as other holders of the same class of securities of the Company or (b) require the successor or surviving entity or the Company, if the successor or surviving entity does not assume the obligations of this Warrant pursuant to Section 1.7.2, to purchase this Warrant for cash upon the closing of the Acquisition for an amount equal to the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price for such Shares. For purposes of this Section 1.7.3, the fair market value of the Shares shall be the value assigned to the Shares (or the Company stock into which the Shares are convertible multiplied by the number of shares of the Company stock into which a share is convertible) in the Acquisition. In the event of a Stock-for-Stock Acquisition, any previously unexercised portion of this warrant shall be deemed to have been automatically exchanged for Shares pursuant to Section 1.2 and thereafter Holder shall participate in the Stock-for-Stock Acquisition as a holder of Shares (or the Company stock into which the Shares are convertible multiplied by the number of shares of the Company stock into which a share is convertible) on the same terms as other holders of the same class of securities of the Company. Notwithstanding the foregoing, in the event of an Acquisition in which the consideration includes cash and stock, Holder shall participate in the Acquisition (1) with respect to the cash portion of the consideration, as described in the first sentence above; and (2) with respect to the stock portion of the consideration, as if the same were a “Stock-for-Stock Acquisition.”

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Etc. If the Company declares or pays a dividend on its common stock payable in common stock or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise or exchange of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or exchange of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised or exchanged immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate or Articles of Incorporation upon the closing of a registered public offering of the Company’s common stock. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Combinations, Splits, Etc. If the outstanding Shares are combined or consolidated, by reclassification, reverse split or otherwise, into a lesser number of Shares, the Warrant Price shall be proportionately increased and the number of Shares issuable under this Warrant shall be proportionately decreased. If the outstanding Shares are split or multiplied, by reclassification or otherwise, into a greater number of Shares, the Warrant Price shall be proportionately decreased and the number of Shares issuable under this Warrant shall be proportionately increased; provided, however that the Warrant Price shall never be decreased below the par value of the Shares.

2.4 No Impairment. The Company shall not, by amendment of its Certificate or Articles of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

Notwithstanding the foregoing, the Company shall not be deemed to have impaired Holder’s rights if it amends its Certificate of Incorporation or stockholders agreements or the holders of the Company’s common stock waive any of their rights thereunder, in a manner that does not affect Holder in a manner materially different from the effect that such amendments or waivers have generally on the rights of the holders of the Company’s common stock. If the Company takes any action affecting the Shares or its common stock other than as described above that adversely affects Holder’s rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged; provided, however, that the Warrant Price shall never be decreased below the par value of the shares.

2.5 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. ADJUSTMENT OF SHARE NUMBER UPON ISSUANCE OF EQUITY SECURITIES.

3.1 Except as provided in Section 3.2, throughout the term of this Warrant, if the Company shall issue or sell, or is deemed to have issued or sold any shares of its equity securities (or securities convertible into equity securities) in connection with an Equity Financing, then, forthwith upon such issue or sale, the number of Shares issuable upon exercise of this Warrant shall be increased by a number of Shares equal to 3.36% of the equity securities issued or issuable upon conversion of the securities issued in connection with the Equity Financing.

3.2 Applicability of Section 3.1. Notwithstanding anything herein to the contrary, the provisions of Section 3.1 shall only apply when the Company has consummated an Equity Financing. For purposes of this Warrant, an “Equity Financing” shall mean: one or more transactions of the Company involving the issuance or sale of equity securities of the Company (or securities convertible into equity securities) principally for bona fide equity financing purposes occurring from the Issue Date until the date upon which the Company has raised $10,000,000 (the “Threshold”) in gross proceeds pursuant to such transactions; provided, however, that an Equity Financing shall not include any equity securities issued or sold in connection with an Acquisition or an initial public offering of the Company pursuant to a registration statement declared effective by the SEC. In no event shall an increase in the number of shares to the Company’s stock option plan be deemed to constitute an “Equity Financing”. For the avoidance of doubt, this Article III shall no longer apply, and no adjustment shall be made to the number of Shares issuable upon exercise of this Warrant, (i) once the Threshold has been met, (ii) for any securities issued in excess of the Threshold, and (iii) upon the initial public offering of the Company pursuant to a registration statement declared effective by the SEC.

ARTICLE 4. REPRESENTATIONS AND COVENANTS.

4.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Holder as follows:

(a) The authorized and outstanding equity securities of the Company as of the Issue Date is as set forth on Schedule A. All issued and outstanding equity securities of the Company are duly authorized and validly issued, fully paid and nonassessable, and such equity securities were issued in material compliance with all applicable state, federal and foreign laws concerning the issuance of securities. The identity of the holders of the equity securities of the Company and the percentage of such holders’ fully diluted ownership of the equity securities of the Company, in each case of the Issue Date, is set forth on Schedule A. No shares of the capital stock or other equity securities of the Company, other than those described above, are issued and outstanding. Except as set forth on Schedule A, as of the Issue Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from the Company of any equity securities of any such entity.

(b) The initial Warrant Price referenced on the first page of this Warrant is not greater than the fair market value of the Shares as of the date of this Warrant.

(c) All Shares which may be issued upon the exercise or exchange of this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(d) The Company’s capitalization table attached to this Warrant as Schedule A is true and complete as of the Issue Date.

4.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).

4.3 Information Rights. So long as Holder holds this Warrant and/or any of the Shares, the Company shall deliver to Holder (a) promptly after mailing, copies of all written communications to the shareholders (as a group) of the Company, (b) within 120 days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within 45 days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.

4.4 Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized but unissued capital stock, solely for the purpose of issuance upon the exercise or exchange of this Warrant, the maximum number of Shares issuable upon exercise of this Warrant (and shares issuable, directly or indirectly, upon conversion of the Shares, if any).

4.5 Compliance with Rule 144. At the written request of Holder, any time after the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, who proposes to sell Common Stock issuable upon the exercise of the Warrant in compliance with Rule 144 promulgated by the SEC, the Company shall furnish to Holder, within thirty (30) days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.

4.6 Representations and Warranties of Holder. Holder hereby represents and warrants to the Company as follows:

(a) Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

(b) Disclosure of Information. Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to request additional information necessary to verify any information furnished to Holder or to which Holder has access.

(c) Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

(d) Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

(e) The Act. Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered un the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the 1933 Act and qualified under applicable state securities laws, or unless one or more exemptions from such registration and qualification are otherwise available.

ARTICLE 5. MISCELLANEOUS.

5.1 Registration Under Securities Act of 1933, as amended. Within five days of the date hereof, Holder shall execute and become a party to that certain Amended and Restated Investors’ Rights Agreement, dated as of September 11, 2007 (as may be amended, restated, or otherwise modified from time to time, the “Rights Agreement”) between the Company and its investor(s) in the form presented to Holder as of the Issue Date, and the Shares shall be deemed “Registrable Securities” thereunder. By acceptance of this Warrant, Holder shall be deemed to be a party to the Rights Agreement and shall be bound by the indemnification, “market stand-off” lockup and similar provisions thereof.

5.2 Term: Notice of Expiration. This Warrant is exercisable in whole or in part, at any time and from time to time on or before the earlier of the Expiration Date set forth above or the consummation of a Qualified Public Offering (as defined in the Company’s Certificate of Incorporation, as amended). If this warrant has not been exercised prior to the earlier of the Expiration Date or a Qualified Public Offering, this warrant shall be deemed to have been automatically exchanged on the Expiration Date or immediately prior to such Qualified Public Offering for Shares pursuant to Section 1.2.

5.3 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAWS.

5.4 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably acceptable to the Company, as reasonably requested by the Company).

5.5 Transfer Procedure. Subject to the provisions of Section 5.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may transfer all or part of this Warrant to its affiliates at any time without notice to the Company, and such affiliate shall then be entitled to all the rights of Holder under this Warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this Warrant is issued in the name of the affiliate that exercises the Warrant. The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns.

5.6 Notices. All notices and other communications from the Company to Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices to Holder shall be addressed as follows:

If to Holder:	Escalate Capital I, L.P. 300 West Sixth St., Suite 2250 Austin, TX 78701 Attention: Tony Schell Fax: (512) 651-2101 Email: tony@escalatecapital.com

And to:	Escalate Capital I, L.P. 150 Almaden Blvd., Suite 925 San Jose, CA 95113 Attention: Simon James Fax: (408) 200-0099 Email: simon@escalatecapital.com

With a copy (which shall not constitute notice) to:	Patton Boggs LLP 2000 McKinney Ave., Ste. 1700 Dallas, TX 75201 Attention: David McLean, Esq. Fax: (214) 758-1550 Email: dmclean@pattonboggs.com

5.7 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.8 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.9 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

[Signature page follows.]

The Company has caused this Warrant to be duly executed and delivered as of the Issue Date specified above.

LDR HOLDING CORPORATION

By: /s/ Christophe Lavigne

Name: Christophe Lavigne

Title: President and CEO

By: /s/ Dennis Hynson

Name: Dennis Hynson

Title: CFO/Secretary

Authorized signatories under Corporate

Resolutions to Borrow or an authorized signer(s)

under a resolution covering Warrants must sign

the Warrant.

[Signature Page to Warrant to Purchase Stock]

HOLDER:

ESCALATE CAPITAL I, L.P., a Delaware limited partnership

By:	Escalate Capital Management I, its general partner

By:	EC Management I, L.P., a general partner

By:	Escalate Capital Management Co., LLC, its general partner

	By:	/s/ William A. Schell
	Name:	William A. Schell
	Title:	Member

[Signature Page to Warrant to Purchase Stock]

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby elects to (check applicable blank below):

purchase Shares of the stock of LDR HOLDING CORPORATION pursuant to the terms of the attached warrant, and tenders herewith payment of the Warrant Price of such Shares in full; or

exchange the attached warrant for Shares in the manner specified in the warrant. This exchange is exercised with respect to of the Shares covered by the warrant.

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Attn:

Or Registered Assignee

3. The undersigned represents it is acquiring the Shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

or Registered Assignee

(Signature)

(Date)

Schedule A

Capitalization